Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2012 Financial and Operating Results, Provides 2013 Capital Budget Detail and Guidance and Agrees to Sell Non-Core Assets

MIDLAND, Texas--(BUSINESS WIRE)--November 7, 2012--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2012. Highlights for the three and nine months ended September 30, 2012 include:

  Production of 7.8 million barrels of oil equivalent (“MMBoe”) for the third quarter of 2012, a 24% increase over the third quarter of 2011 and a 14% increase over the second quarter of 2012
  Net income of $6.0 million, or $0.06 per diluted share, for the third quarter of 2012, as compared to net income of $356.2 million, or $3.44 per diluted share, in the third quarter of 2011
  Adjusted net income1 (non-GAAP) of $99.8 million, or $0.96 per diluted share, for the third quarter of 2012, as compared to $117.8 million, or $1.14 per diluted share, for the third quarter of 2011
  EBITDAX2 (non-GAAP) of $387.2 million for the third quarter of 2012, an 11% increase over the third quarter of 2011

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Third Quarter 2012 Financial Results

Production for the third quarter of 2012 totaled 7.8 MMBoe (4.6 million barrels of oil (“MMBbls”) and 19.1 billion cubic feet of natural gas (“Bcf”)), an increase of 24% as compared to 6.3 MMBoe (3.9 MMBbls and 14.7 Bcf) produced in the third quarter of 2011.

Tim Leach, Concho's Chairman, CEO and President, commented, “The third quarter was another record quarter in terms of production and cash flow. It also marked a shift for Concho to a drilling program that is now primarily horizontal. The operational and capital efficiencies realized through our horizontal program are real and have expanded our access to new high rate-of-return drilling opportunities. Nowhere is this more evident than in the Delaware Basin, where our results continue to improve. Looking forward to 2013, we are planning to allocate over half of our capital budget to the Delaware Basin and expect this core area to provide a significant source of organic growth. Lastly, we have signed a definitive agreement to sell non-core assets, which will help streamline our business and reduce our overall leverage.”

For the third quarter of 2012, the Company reported net income of $6.0 million, or $0.06 per diluted share, as compared to net income of $356.2 million, or $3.44 per diluted share, for the third quarter of 2011. The Company’s third quarter 2012 results were impacted by several non-cash items including: (1) a $151.6 million unrealized mark-to-market loss on commodity derivatives and (2) $0.7 million of leasehold abandonments. Excluding these items and their tax effects, the third quarter 2012 adjusted net income (non-GAAP) was $99.8 million, or $0.96 per diluted share. Excluding similar non-cash items and their tax impact, adjusted net income (non-GAAP) for the third quarter of 2011 was $117.8 million, or $1.14 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX was $387.2 million in the third quarter of 2012, an increase of 11% from $349.6 million reported in the third quarter of 2011. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales for the third quarter of 2012 increased 9% when compared to the third quarter of 2011. This increase was attributable to a 3% increase in the Company’s unhedged realized oil price and a 24% increase in production in the third quarter of 2012 compared to the third quarter of 2011, which was partially offset by a 43% decrease in the Company’s unhedged realized natural gas price.

Oil and natural gas production expense for the third quarter of 2012, including oil and natural gas taxes, totaled $96.7 million, or $12.39 per barrel of oil equivalent (“Boe”), a 7% decrease per Boe from the third quarter of 2011. This decrease was due primarily to lower lease operating expenses and workover costs, which averaged $7.15 per Boe in the third quarter of 2012 as compared to $7.42 per Boe in the third quarter of 2011 and to lower oil and natural gas taxes, which averaged $5.24 per Boe in the third quarter of 2012 as compared to $5.90 per Boe in the third quarter of 2011. The decrease in lease operating expenses per Boe over the third quarter 2011 is primarily due to the third quarter of 2011 including the effects of a $1.50 per Boe of costs from prior periods.

Depreciation, depletion and amortization expense (“DD&A”) for the third quarter of 2012 totaled $157.6 million, or $20.19 per Boe, a 10% increase per Boe from the third quarter of 2011.

General and administrative expense (“G&A”) for the third quarter of 2012 totaled $34.9 million, or $4.47 per Boe, as compared to $22.9 million, or $3.62 per Boe, in the third quarter of 2011. Cash G&A for the third quarter of 2012 totaled $26.9 million and stock-based compensation (non-cash) totaled $8.0 million. The increase in per Boe expense for the third quarter of 2012 over the third quarter of 2011 was primarily due to a 52% increase in absolute G&A expenses reflecting increased staffing across the Company, and was partially offset by a 24% increase in production.

The Company’s cash flow from operating activities (GAAP) was $845.6 million for the first nine months of 2012, as compared to $779.0 million for the first nine months of 2011, an increase of 9%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements paid on derivatives not designated as hedges, were $838.2 million for the first nine months of 2012, as compared to $701.2 million for the first nine months of 2011, an increase of 20%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

In the third quarter of 2012, the Company collected net cash receipts on derivatives not designated as hedges of $16.1 million and the non-cash unrealized mark-to-market loss on derivatives not designated as hedges was $151.6 million. In comparison, the Company made net cash payments of $1.8 million on derivatives not designated as hedges and reported a $387.0 million non-cash unrealized mark-to-market gain on derivatives not designated as hedges in the third quarter of 2011. To better understand the impact of the Company’s derivative positions and their impact on the statements of operations, please see the “Summary Production and Operating Data” and “Derivatives Information” tables at the end of this press release.

Operations

For the quarter ended September 30, 2012, the Company commenced the drilling of or participated in a total of 213 gross wells (164 operated), 55 of which had been completed as producers, 156 of which were in progress at September 30, 2012 and 2 of which were plugged and abandoned. In addition, during the third quarter of 2012, the Company completed 133 wells that were drilled prior to the third quarter of 2012.

Currently, the Company is operating 28 drilling rigs; 5 of these rigs are drilling Yeso wells on the New Mexico Shelf, 13 are drilling in the Texas Permian and 10 are drilling in the Delaware Basin. Included in the 28 operated rigs, the Company is currently running 14 horizontal drilling rigs, including 10 in the Delaware Basin, 1 in the Texas Permian and 3 on the New Mexico Shelf.

New Mexico Shelf

During the third quarter of 2012, the Company drilled or participated in 88 wells (59 operated) on its New Mexico Shelf assets, which included both Yeso and Lower Abo wells, with a 100% success rate on the 19 wells that had been completed by September 30, 2012. In addition, during the third quarter of 2012, the Company completed 44 wells that were drilled prior to the third quarter of 2012.

Texas Permian

During the third quarter of 2012, the Company drilled or participated in 83 wells (83 operated) on its Texas Permian assets with a 100% success rate on the 30 wells that had been completed by September 30, 2012. In addition, during the third quarter of 2012, the Company completed 58 wells that were drilled prior to the third quarter of 2012.

Delaware Basin

During the third quarter of 2012, the Company drilled or participated in 42 wells (22 operated) with a 100% success rate on the 6 wells that had been completed by September 30, 2012. Of the 42 wells drilled, all were horizontal, which included 27 Bone Spring sand wells, 6 Avalon shale wells, 6 Wolfcamp shale wells and 3 Delaware sands wells. In addition, during the third quarter of 2012, the Company completed 31 wells that were drilled prior to the third quarter of 2012. The Company’s net production in the third quarter of 2012 from horizontal Delaware Basin wells averaged approximately 16,000 barrels of oil equivalent per day (“Boepd”), an increase of 15% over the second quarter of 2012 and an 80% increase over the third quarter of 2011.

Non-Core Asset Sale

The Company today announced that it has signed a definitive agreement with Legacy Reserves LP (NASDAQ: LGCY) to sell certain non-core properties located primarily in the Permian Basin of West Texas and Southeast New Mexico for $520 million. The sale is expected to close by the end of the fourth quarter of 2012 and is subject to customary closing conditions and purchase price adjustments.

During the third quarter of 2012, production from these divestiture properties was approximately 5,800 Boepd (approximately 60% oil). RBC Richardson Barr served as the Company's advisor in connection with the sale.

Credit Facility

In October 2012, the Company amended its credit facility, increasing the borrowing base to $3.0 billion and maintaining the aggregate lender commitments at $2.5 billion. At September 30, 2012, the Company had borrowings outstanding under the credit facility of $804 million, and the availability under the credit facility was approximately $1.7 billion.

2013 Capital Budget

Concho’s capital budget for 2013 is approximately $1.6 billion, which the Company believes will yield production in the range of 32.9 to 34.3 MMBoe. This budget contemplates operating an average of 30 drilling rigs for 2013 of which 15 will be drilling horizontally. The Company estimates that its 2013 capital budget can substantially be funded with after-tax cash flow from operations assuming (i) a NYMEX crude oil price of $85.00 per barrel and a NYMEX natural gas price of $4.00 per thousand cubic feet of natural gas (“Mcf”) for the Company’s unhedged production and (ii) that the Company achieves the mid-point of its 2013 production guidance. The Company intends to monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.

Of the approximately $1.6 billion capital budget, approximately $1.4 billion is dedicated to the Company's drilling program – approximately 21% will be dedicated to drilling on its New Mexico Shelf assets, approximately 54% will be dedicated to drilling horizontal projects on its Delaware Basin assets and approximately 25% will be dedicated to drilling its Texas Permian assets. Approximately 67% of the Company’s drilling budget will be directed towards horizontal drilling.

The Company expects to drill or participate in a total of 631 gross wells (487 operated), which includes 186 Yeso wells, 175 Delaware Basin wells and 236 Wolfberry wells.

The remaining capital will be allocated between leasehold acquisition, geological and geophysical costs (“G&G”) and facilities.

2013 Guidance

Production:
Oil equivalent (MMBoe)	32.9 - 34.3
% Oil	60% - 62%

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	93% - 95%
Natural gas (Mcf)	140% - 160%

Operating costs and expenses:
Lease operating expense:
Direct lease operating expense ($/Boe)	$7.50 - $8.00
Oil & natural gas taxes (% of oil and natural gas revenue)	8.25%

G&A expense:
Cash G&A expense ($/Boe)	$3.25 - $3.75
Non-cash stock based compensation ($/Boe)	$1.10 - $1.20

DD&A expense ($/Boe)	$20.00 - $22.00

Exploration, abandonments and G&G ($/Boe)	$1.50 - $2.50

Cash interest rates:
$300 million senior notes due 2017	8.63%
$600 million senior notes due 2021	7.00%
$600 million senior notes due 2022	6.50%
$600 million senior notes due 2022	5.50%
$700 million senior notes due 2023	5.50%
Remainder of debt	LIBOR + (150 - 250 bps)
Non-cash interest expense ($ in millions)	$13.5 - $15.5

Income taxes:	38%
Percent deferred of total taxes	75% - 85%

Capital expenditures ($ in billions)	$1.6

Management Additions

During the third quarter, the Company added two new officers to its management team.

Ms. Mona D. Ables, Vice President of Land

Prior to joining the Company, Ms. Ables served as East Texas Land Manager for Samson Resources Company. She began her career in 1981 with Exxon Company, USA and later served as District Landman for Matador Petroleum Company. Ms. Ables is a graduate of the University of Texas Permian Basin with a BBA in Petroleum Land Management.

Mr. Ben C. Rodgers, Vice President and Treasurer

Prior to joining the Company, Mr. Rodgers served as a Vice President in the Leveraged Finance Group in the Investment Bank at J.P. Morgan Securities and worked in the Advisory Services division at Ernst & Young. He received a BBA in Finance from Texas A&M University and a MBA with a concentration in Finance from the McCombs School of Business at the University of Texas at Austin.

Derivative Update

The Company maintains an active hedging program and added to its derivative positions in October 2012. Please see the “Derivatives Information” tables at the end of this press release for more detailed information about the Company’s current derivative positions.

Conference Call Information

The Company will host a conference call on Thursday, November 8, 2012 at 9:00 a.m. Central Time to discuss the third quarter 2012 financial and operating results and the 2013 capital and budget guidance. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (866) 713-8562 (passcode: 92214608). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 81275071).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, production growth, returns, divestitures, capital expenditure budget, the timing and estimated proceeds of the closing of the sale of the non-core properties, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share amounts)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$291	$342
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	212,037	213,921
Joint operations and other	225,225	153,746
Derivative instruments	35,793	1,698
Deferred income taxes	-	28,793
Prepaid costs and other	23,522	12,523
Total current assets	496,868	411,023
Property and equipment:
Oil and natural gas properties, successful efforts method	9,724,422	7,347,460
Accumulated depletion and depreciation	(1,542,056)	(1,116,545)
Total oil and natural gas properties, net	8,182,366	6,230,915
Other property and equipment, net	97,946	59,203
Total property and equipment, net	8,280,312	6,290,118
Funds held in escrow	-	17,394
Deferred loan costs, net	80,843	65,641
Intangible asset - operating rights, net	32,263	33,425
Inventory	27,664	19,419
Noncurrent derivative instruments	6,560	7,944
Other assets	8,507	4,612
Total assets	$8,933,017	$6,849,576
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$18,206	$23,341
Related parties	227	11
Bank overdrafts	40,524	39,241
Revenue payable	142,388	146,061
Accrued and prepaid drilling costs	340,245	293,919
Derivative instruments	2,015	56,218
Deferred income taxes	11,402	-
Other current liabilities	145,161	142,686
Total current liabilities	700,168	701,477
Long-term debt	3,600,983	2,080,141
Deferred income taxes	1,148,383	1,002,295
Noncurrent derivative instruments	2,141	32,254
Asset retirement obligations and other long-term liabilities	98,904	52,670
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 104,666,566 and 103,756,222
shares issued at September 30, 2012 and December 31, 2011, respectively	105	104
Additional paid-in capital	1,973,774	1,925,757
Retained earnings	1,415,276	1,058,874
Treasury stock, at cost; 81,393 and 55,990 shares at September 30, 2012 and December 31,
2011, respectively	(6,717)	(3,996)
Total stockholders’ equity	3,382,438	2,980,739
Total liabilities and stockholders’ equity	$8,933,017	$6,849,576

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

Operating revenues:
Oil sales	$407,062	$332,659	$1,182,022	$957,833
Natural gas sales	90,485	121,809	256,126	303,707
Total operating revenues	497,547	454,468	1,438,148	1,261,540
Operating costs and expenses:
Oil and natural gas production	96,666	84,050	276,505	217,285
Exploration and abandonments	6,958	3,498	27,335	4,624
Depreciation, depletion and amortization	157,621	115,730	434,940	304,899
Accretion of discount on asset retirement obligations	1,420	751	3,455	2,170
Impairments of long-lived assets	-	-	-	76
General and administrative (including non-cash based compensation of $7,959 and
$4,673 for the three months ended September 30, 2012 and 2011, respectively, and $21,434 and $13,866 for the nine months ended September 30, 2012 and
2011, respectively	34,873	22,873	94,228	66,883
(Gain) loss on derivatives not designated as hedges	135,415	(385,222)	(109,542)	(296,962)
Total operating costs and expenses	432,953	(158,320)	726,921	298,975
Income from operations	64,594	612,788	711,227	962,565
Other income (expense):
Interest expense	(51,337)	(32,881)	(129,073)	(84,201)
Other, net	(3,114)	(2,503)	(4,917)	(4,590)
Total other expense	(54,451)	(35,384)	(133,990)	(88,791)
Income from continuing operations before income taxes	10,143	577,404	577,237	873,774
Income tax expense	(4,155)	(221,199)	(220,835)	(334,000)
Income from continuing operations	5,988	356,205	356,402	539,774
Income from discontinued operations, net of tax	-	-	-	91,188
Net income	$5,988	$356,205	$356,402	$630,962
Basic earnings per share:
Income from continuing operations	$0.06	$3.47	$3.46	$5.27
Income from discontinued operations, net of tax	-	-	-	0.88
Net income	$0.06	$3.47	$3.46	$6.15
Weighted average shares used in basic earnings per share	103,292	102,733	103,088	102,517
Diluted earnings per share:
Income from continuing operations	$0.06	$3.44	$3.43	$5.21
Income from discontinued operations, net of tax	-	-	-	0.88
Net income	$0.06	$3.44	$3.43	$6.09
Weighted average shares used in diluted earnings per share	104,040	103,696	103,898	103,613

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited
	Nine Months Ended
	September 30,
(in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$356,402	$630,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	434,940	304,899
Impairments of long-lived assets	-	76
Accretion of discount on asset retirement obligations	3,455	2,170
Exploration and abandonments, including dry holes	15,224	807
Non-cash compensation expense	21,434	13,866
Deferred income taxes	204,804	312,199
Loss on sale of assets, net	285	3,129
Gain on derivatives not designated as hedges	(109,542)	(296,962)
Discontinued operations	-	(82,118)
Other non-cash items	9,066	309
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(54,752)	(125,091)
Prepaid costs and other	(14,894)	(8,420)
Inventory	(8,528)	1,204
Accounts payable	(4,919)	(34,334)
Revenue payable	(3,673)	86,199
Other current liabilities	(3,666)	(29,909)
Net cash provided by operating activities	845,636	778,986
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(2,334,246)	(1,046,208)
Additions to other property and equipment	(47,489)	(29,954)
Proceeds from the sale of assets	4,419	196,252
Funds held in escrow	17,394	-
Settlements paid on derivatives not designated as hedges	(7,485)	(77,835)
Net cash used in investing activities	(2,367,407)	(957,745)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	3,856,500	2,079,000
Payments of debt	(2,336,000)	(1,949,500)
Exercise of stock options	8,062	7,661
Excess tax benefit from stock-based compensation	18,522	23,222
Payments for loan costs	(23,926)	(24,466)
Purchase of treasury stock	(2,721)	(1,946)
Bank overdrafts	1,283	44,578
Net cash provided by financing activities	1,521,720	178,549
Net decrease in cash and cash equivalents	(51)	(210)
Cash and cash equivalents at beginning of period	342	384
Cash and cash equivalents at end of period	$291	$174
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $73 capitalized interest in 2011	$115,731	$60,752
Cash paid for income taxes	$18,569	$15,610

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information from our continuing and discontinued operations concerning our production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Production and operating data:
Net production volumes:
Oil (MBbl)	4,619	3,869	13,053	10,618
Natural gas (MMcf)	19,122	14,652	50,970	38,966
Total (MBoe)	7,806	6,311	21,548	17,112

Average daily production volumes:
Oil (Bbl)	50,207	42,054	47,639	38,894
Natural gas (Mcf)	207,848	159,258	186,022	142,732
Total (Boe)	84,848	68,597	78,643	62,682

Average prices:
Oil, without derivatives (Bbl)	$88.13	$85.98	$90.56	$91.10
Oil, with derivatives (Bbl) (a)	$91.56	$83.90	$89.91	$82.75
Natural gas, without derivatives (Mcf)	$4.73	$8.31	$5.03	$7.80
Natural gas, with derivatives (Mcf) (a)	$4.75	$8.74	$5.04	$8.24
Total, without derivatives (Boe)	$63.74	$72.01	$66.74	$74.28
Total, with derivatives (Boe) (a)	$65.81	$71.73	$66.39	$70.12

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.15	$7.42	$7.30	$6.69
Oil and natural gas taxes	$5.24	$5.90	$5.53	$6.10
Depreciation, depletion and amortization	$20.19	$18.34	$20.18	$17.94
General and administrative	$4.47	$3.62	$4.37	$3.91

(a)

Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses.
The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in (gain) loss on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Gain (loss) on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$15,859	$(8,051)	$(8,374)	$(88,679)
Cash receipts from natural gas derivatives	280	6,263	889	17,468
Cash payments on interest rate derivatives	-	-	-	(6,624)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(151,554)	387,010	117,027	374,797
Gain (loss) on derivatives not designated as hedges	$(135,415)	$385,222	$109,542	$296,962

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from our continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Production and operating data:
Net production volumes:
Oil (MBbl)	4,619	3,869	13,053	10,501
Natural gas (MMcf)	19,122	14,652	50,970	38,929
Total (MBoe)	7,806	6,311	21,548	16,989

Average daily production volumes:
Oil (Bbl)	50,207	42,054	47,639	38,465
Natural gas (Mcf)	207,848	159,258	186,022	142,596
Total (Boe)	84,848	68,597	78,643	62,231

Average prices:
Oil, without derivatives (Bbl)	$88.13	$85.98	$90.56	$91.21
Oil, with derivatives (Bbl) (a)	$91.56	$83.90	$89.91	$82.77
Natural gas, without derivatives (Mcf)	$4.73	$8.31	$5.03	$7.80
Natural gas, with derivatives (Mcf) (a)	$4.75	$8.74	$5.04	$8.25
Total, without derivatives (Boe)	$63.74	$72.01	$66.74	$74.26
Total, with derivatives (Boe) (a)	$65.81	$71.73	$66.39	$70.06

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.15	$7.42	$7.30	$6.72
Oil and natural gas taxes	$5.24	$5.90	$5.53	$6.07
Depreciation, depletion and amortization	$20.19	$18.34	$20.18	$17.95
General and administrative	$4.47	$3.62	$4.37	$3.94

(a)

Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses.
The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in (gain) loss on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Gain (loss) on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$15,859	$(8,051)	$(8,374)	$(88,679)
Cash receipts from natural gas derivatives	280	6,263	889	17,468
Cash payments on interest rate derivatives	-	-	-	(6,624)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(151,554)	387,010	117,027	374,797
Gain (loss) on derivatives not designated as hedges	$(135,415)	$385,222	$109,542	$296,962

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the three and nine months ended September 30, 2012 and 2011.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

Net income - as reported	$5,988	$356,205	$356,402	$630,962

Adjustments for certain non-cash items:
Unrealized (gain) loss on commodity and interest rate derivatives	151,554	(387,010)	(117,027)	(374,797)
Impairments of long-lived assets	-	-	-	76
Leasehold abandonments	677	639	9,234	795
Discontinued operations:
Gain on sale of assets	-	-	-	(141,950)
Tax impact (a)	(58,457)	147,980	41,285	197,065
Adjusted net income	$99,762	$117,814	$289,894	$312,151

Adjusted basic earnings per share:
Adjusted net income per share	$0.97	$1.15	$2.81	$3.04
Weighted average shares used in adjusted basic earnings per share	103,292	102,733	103,088	102,517

Adjusted diluted earnings per share:
Adjusted net income per share	$0.96	$1.14	$2.79	$3.01
Weighted average shares used in adjusted diluted earnings per share	104,040	103,696	103,898	103,613

(a)	The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates. The income tax rates for the three months ended September 30, 2012 and 2011 were approximately 38.4% and 38.3%, respectively, and 38.3% and 38.2% for the nine months ended September 30, 2012 and 2011, respectively.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the nine months ended September 30, 2012 and 2011.

	Nine Months Ended
	September 30,
(in thousands)	2012	2011

Cash flows from operating activities	$845,636	$778,986
Settlements paid on derivatives not designated as hedges (a)	(7,485)	(77,835)
Adjusted cash flows	$838,151	$701,151

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) unrealized (gain) loss on derivatives not designated as hedges, (7) loss on sale of assets, (8) interest expense, (9) federal and state income taxes on continuing operations and (10) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Our EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team, and by other users, of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Net income	$5,988	$356,205	$356,402	$630,962
Exploration and abandonments	6,958	3,498	27,335	4,624
Depreciation, depletion and amortization	157,621	115,730	434,940	304,899
Accretion of discount on asset retirement obligations	1,420	751	3,455	2,170
Impairments of long-lived assets	-	-	-	76
Non-cash stock-based compensation	7,959	4,673	21,434	13,866
Unrealized (gain) loss on derivatives not designated as hedges	151,554	(387,010)	(117,027)	(374,797)
Loss on sale of assets, net	217	1,674	285	3,129
Interest expense	51,337	32,881	129,073	84,201
Income tax expense on continuing operations	4,155	221,199	220,835	334,000
Discontinued operations	-	-	-	(83,306)
EBITDAX	$387,209	$349,601	$1,076,732	$919,824

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the three and nine months ended September 30, 2012 and 2011.

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Property acquisition costs:
Proved	$690,158	$-	$855,773	$69,148
Unproved	349,903	42,432	411,110	117,772
Exploration	223,569	138,170	567,065	410,089
Development	187,759	233,062	574,541	567,547
Total costs incurred for oil and natural gas properties	$1,451,389	$413,664	$2,408,489	$1,164,556

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Proved property acquisition costs	$26,986	$-	$29,113	$148
Exploration costs	1,185	198	2,452	838
Development costs	5,019	1,342	8,302	2,094
Total asset retirement obligations	$33,190	$1,540	$39,867	$3,080

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at November 7, 2012.

		Fourth Quarter
		2012	2013	2014	2015	2016	2017

Oil Swaps:
	Volume (Bbl)	4,151,500	13,330,000	7,283,000	1,076,000	429,000	168,000
	NYMEX price (Bbl) (a)	$95.51	$95.77	$91.93	$86.69	$88.31	$87.00

Natural Gas Swaps:
	Volume (MMBtu)	75,000	-	-	-	-	-
	NYMEX price (MMBtu) (b)	$6.54	-	-	-	-	-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX – Henry Hub last trading day of the month futures price.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy